United States securities and exchange commission logo





                       October 22, 2021

       Kevin Chin
       Chief Executive Officer
       VivoPower International PLC
       The Scalpel, 18th Floor, 52 Lime Street
       London EC3M 7AF
       United Kingdom

                                                        Re: VivoPower
International PLC
                                                            Form 20-F for the
Fiscal Year ended June 30, 2020
                                                            Filed September 8,
2020
                                                            File No. 001-37974

       Dear Mr. Chin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation